EXHIBIT 99.1

PRESS RELEASE

Federal Judge Dismisses Class Action against Dynacq International

HOUSTON—(BUSINESS WIRE)—August 27, 2003—

Dynacq International Inc. (NASDAQ/NM:DYII) announced today that the U.S. District Court for the Southern District of Texas has issued a Final Judgment dismissing with prejudice Jack D. Hamilton and Cedric C. Jimerson, et al. v. Dynacq International, Inc., et al., Master Case No. H-02-0377, a class action against Dynacq International Inc. and certain of its officers.

The suit was brought in early 2002 following an article by Herb Greenberg of The Street.com, which was quoted in the lawsuit.

Several months after the class action suit was brought, in a previously planned move, Dynacq retained the internationally known firm of Ernst & Young as its independent auditor. E & Y have now worked with Dynacq for five quarters and audited the Company’s financial statements for the fiscal year ended August 31, 2002. E & Y will also audit the Company’s financials for the current fiscal year ending August 31, 2003.

Dynacq International announced recently that net income increased 52% to $6.3 million for the quarter ended May 31, 2003, up from $4.1 million in the comparable quarter in 2002. Dynacq ranked #8 among “The FSB 100, America’s Fastest-Growing Small Companies” in the July/August 2003 issue of Fortune Small Business (“FSB”) magazine and #9 among the “The Fortune Fastest Growing Companies” the in current issue of Fortune.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More detailed information about factors that may cause actual results to materially differ is contained in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that such statements were made. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

Source: Dynacq International Inc.